Florida Community Bank

                                [GRAPHIC OMITTED]

                               1400 N. 15th Street
                               Immokalee, FL 34142
                                 Ph: ###-##-####
                                Fax: 239-657-2393

PRESS RELEASE
SUBJECT: 1st Quarter Earnings Statement

April 20, 2006

     Stephen L. Price, President & CEO of Florida Community Banks, Inc. has announced the unaudited first quarter earnings for the company. Florida
Community Banks, Inc. is a bank holding company headquartered in Immokalee, Florida whose primary operating entity is the 83-year-old Florida Community Bank. Mr. Price is pleased to announce that consolidated net earnings for the quarter ending March 31, 2006 were $5,193,904. This compares to first quarter earnings last year of $4,042,838, or an increase of 28.5%.

     The earnings for the first quarter represent an annualized return on average assets of 2.22% and an annualized return on average equity of 28.66%. The Company finished the quarter with assets of $993,166,856, a 36.5% increase from March 31, 2005. Shareholders equity at March 31, 2006 was $74,828,102. On a per share basis, the fully diluted net income for the quarter was .93 cents compared to .73 cents in the same quarter last year.

     Mr. Price stated the announcement of these significant earnings followed the release last month of the company's audited year-end 2005 earnings figures showing an increase of 48.8% over 2004. Florida Community Bank operates 10 offices in Collier, Lee, Hendry, and Charlotte counties.

For more information contact Mr. Price at 239-657-3171.